EXHIBIT 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     The Board of Directors
     TCF Financial Corporation:


     We consent to incorporation by reference of our report dated January 18, 2000, relating to the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Form 10-K of TCF Financial Corporation, in the following Registration Statements of TCF Financial Corporation: Nos. 33-43030, 33-57633, 33-53986, and 33-63767
     on Form S-8.


     /s/ KPMG LLP


     Minneapolis, Minnesota
     March 24, 2000